Exhibit 99.1

Shea Homes Reports Second Quarter 2014 Results

Walnut, California, August 6, 2014

Shea Homes, one of America’s largest private homebuilders, today reported results for the second quarter ended June 30, 2014.

Three Months Ended June 30, 2014 Highlights and Comparisons to Three Months Ended June 30, 2013

•	Net income attributable to Shea Homes was $28.7 million compared to $19.5 million, a 47% increase

•	Home sales orders were 625 compared to 514, a 22% increase

•	Active selling communities averaged 64 compared to 54

•	Home sales per community were 9.8, or 3.3 per month, compared to 9.5, or 3.2 per month, a 3% increase

•	Cancellation rate was 14.9% compared to 11.7%

•	Backlog units were 1,219 compared to 1,182, a 3% increase

•	Backlog sales value was $705.6 million compared to $564.3 million, a 25% increase

•	Average selling price in backlog was $579,000 compared to $477,000, a 21% increase

•	Total revenues were $256.1 million compared to $217.3 million, an 18% increase

•	House revenues were $250.7 million* compared to $212.4 million*, an 18% increase

•	Homes closed were 435 compared to 460, a 5% decrease

•	Average selling price of homes closed was $576,000 compared to $462,000, a 25% increase

•	Gross margin was 23.5% compared to 22.3%

•	House gross margin was 24.2%* compared to 22.5%*

•	SG&A expenses were $30.8 million (12.0% of revenues) compared to $26.9 million (12.4% of revenues)

•	Income tax expense was $2.8 million compared to $0.5 million

•	Adjusted EBITDA was $52.1 million* compared to $38.0 million*

•	Cash and restricted cash at June 30, 2014 were $84.2 million compared to $207.4 million at December 31, 2013

Six Months Ended June 30, 2014 Highlights and Comparisons to Six Months Ended June 30, 2013

•	Net income attributable to Shea Homes was $40.0 million compared to $26.4 million, a 52% increase

•	Home sales orders were 1,158 compared to 1,033, a 12% increase

•	Active selling communities averaged 62 compared to 56

•	Home sales per community were 18.7, or 3.1 per month, compared to 18.4, or 3.1 per month, a nominal increase

•	Cancellation rate was 13.8% compared to 12.7%

•	Total revenues were $436.2 million compared to $352.3 million, a 24% increase

•	House revenues were $428.9 million* compared to $343.9 million*, a 25% increase

•	Homes closed were 788 compared to 762, a 3% increase

•	Average selling price of homes closed was $544,000 compared to $451,000, a 21% increase

•	Gross margin was 24.1% compared to 22.7%

•	House gross margin was 24.3%* compared to 22.7%*

•	SG&A expenses were $57.9 million (13.3% of revenues) compared to $49.0 million (13.9% of revenues)

•	Income tax expense was $10.5 million compared to $0.4 million

•	Adjusted EBITDA was $81.5 million* compared to $56.7 million*

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 9

“We are pleased to report positive operating results for our 2014 second quarter, as well as higher year-over-year new home sales orders, both on an absolute basis as well as on a same store basis,” said Bert Selva, President and CEO of Shea Homes. “Our net income, revenues and gross margins continue to be up over the prior year. More importantly, however, our new home sales orders were up 22% year-over-year while our sales rate per community was up 3%. These numbers are even more encouraging in the face of solid results for the 2013 second quarter. We believe that our well-located communities in some of the nation’s strongest housing markets have contributed to one of the best year-over-year comparisons in the industry.”

“As we head into the second half of the year, we believe we are well-positioned for continued year-over-year growth in our top line and bottom line. Our backlog in units was up 3% at June 30, 2014 compared to the prior year, while the dollar value of our backlog was up 25% to $706 million.”

For the 2014 second quarter, new home sales orders were 625 compared to 514 in 2013, a 22% increase, primarily due to the stabilization of mortgage interest rates and an increase in active selling communities in our Southern California and San Diego segments, which were partially offset by a decrease in active selling communities in our Mountain West segment. Home sales per community for the 2014 second quarter were 3.3 per month compared to 3.2 per month in the 2013 second quarter, a 3% increase. At June 30, 2014, our backlog was 1,219 homes compared to 1,182 at June 30, 2013, a 3% increase. The Company’s consolidated cancellation rate increased modestly from 11.7% last year to 14.9% in this year’s second quarter, while every segment saw its cancellation rate remain below 20%. We believe cancellation rates below 20% generally are indicative of favorable housing market conditions.

For the 2014 second quarter, net income attributable to Shea Homes was $28.7 million compared to $19.5 million in 2013, primarily due to a $11.8 million increase in gross margin (from higher revenues and an improved gross margin percentage), a $1.2 million decrease in interest expense, a $1.6 million improvement in our reinsurance transaction results, and a $0.9 million increase in equity income from unconsolidated joint ventures. These improvements were partially offset by a $3.9 million increase in selling, general and administrative expense and a $2.3 million increase in income tax expense.

For the 2014 second quarter, total revenues were $256.1 million compared to $217.3 million in 2013, an 18% increase, and house revenues were $250.7 million* compared to $212.4 million* in 2013, an 18% increase. The increase in house revenues was primarily due to a 25% increase in average selling price to $576,000, a result of general home price increases in all of our segments, and the delivery of larger, more expensive homes, primarily in Southern California, which were partially offset by a 5% decrease in homes closed from 460 units for the 2013 second quarter compared to 435 units for the 2014 second quarter.

For the 2014 second quarter, total gross margin was 23.5% compared to 22.3% in 2013, a 120 basis point (bp) increase, and house gross margin was 24.2%* compared to 22.5%* in 2013, a 170 bp increase, which reflected general home price increases in most of our regions. For the 2014 second quarter, house gross margin excluding interest was 30.8%* compared to 29.7%* in 2013.

For the 2014 second quarter, SG&A expenses were $30.8 million (12.0% of revenues) compared to $26.9 million (12.4% of revenues) in 2013. The $3.9 million increase was primarily due to higher volume related selling costs and higher compensation expense.

For the 2014 second quarter, interest incurred was $17.1 million compared to $16.8 million in 2013, while interest expense for the 2014 second quarter was $0.2 million versus $1.4 million in 2013, an 89% decrease which was due to higher qualified inventory used for interest capitalization. Interest expense for the 2014 second quarter represents fees for the unused portion of our revolving line of credit and is not capitalized.

For the 2014 second quarter, net operating cash flows were $(18.5) million compared to $(80.2) million in 2013. This decrease in cash used in operating activities was primarily due to lower land acquisition and land development spending, and increased cash receipts from home closings, partially offset by increased house construction costs. For the 2014 second quarter, land acquisition and land development costs were $90.5 million compared to $128.6 million in 2013; house construction costs were $129.5 million compared to $122.3 million in 2013; and cash receipts from home closings were $250.7 million compared to $212.4 million in 2013.

For the six months ended June 30, 2014, net income attributable to Shea Homes was $40.0 million compared to $26.4 million in 2013, primarily due to a $25.2 million increase in gross margin (from higher revenues and an improved gross margin percentage), a $4.6 million decrease in interest expense, a $2.3 million improvement in our reinsurance transaction results, and a $2.0 million increase in equity income from unconsolidated joint ventures. These improvements were partially offset by a $8.8 million increase in selling, general and administrative expense and a $10.1 million increase in income tax expense.

For the six months ended June 30, 2014, net operating cash flows were $(121.1) million compared to $(108.2) million in 2013. This increase in cash used in operating activities was primarily due to increased land acquisition, land development and house construction spending, partially offset by increased cash receipts from home closings. For the six months ended 2014, land acquisition and land development spending was $216.4 million compared to $156.1 million in 2013; house construction costs were $237.7 million compared to $223.9 million in 2013; and cash receipts from home closings were $429.2 million compared to $343.9 million in 2013.

In January 2014, we acquired property from a related party under common control for $4.4 million cash, assumption of a $1.3 million net liability and estimated future revenue participation payments of $19.6 million. The $25.3 million of consideration was recorded as an equity distribution to our owners.

Earnings Conference Call

A conference call to discuss the Company’s 2014 second quarter results will be held at 1:00 p.m. Eastern time August 7, 2014. The call will be broadcast live over the internet and can be accessed through the Company’s website at http://www.sheahomes.com/investor. The call will also be accessible by dialing (877) 415-3182 (domestic) or (857) 244-7325 (international); Passcode 48795994. The audio transmission with the slide presentation will be available on our website for replay 2 to 3 hours following the live broadcast.

About Shea Homes Limited Partnership

Shea Homes is one of the largest private homebuilders in the nation. Since its founding in 1968, Shea Homes has closed over 92,000 homes. Shea Homes builds homes with quality craftsmanship and designs that fit varied lifestyles and budgets. Over the past several years, Shea Homes has been recognized as a leader in customer satisfaction with a reputation for design, quality and service. For more about Shea Homes and its communities, visit www.sheahomes.com.

The preceding summary of the financial results of Shea Homes Limited Partnership and its subsidiaries does not purport to be complete and is qualified in its entirety by reference to the consolidated financial statements of Shea Homes Limited Partnership and its subsidiaries, available on our website at: http://www.sheahomes.com/investor.

This news release contains forward-looking statements and information relating to Shea Homes Limited Partnership and its subsidiaries, such as the strength or weakness of the housing market and continued year-over-year growth in our top line and bottom line as we head into the second half of 2014, which are based on the beliefs of, as well as assumptions made by, and information currently available to, our management. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “anticipate,” “appear” and “project” and similar expressions, as they relate to Shea Homes Limited Partnership and its subsidiaries are intended to identify forward-looking statements. These statements reflect our management’s current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions of future events that may not prove to be accurate. Such statements involve known and unknown risks, uncertainties, assumptions and other factors many of which are out of Shea Homes Limited Partnership’s and its subsidiaries’ control and are difficult to forecast and that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: changes in employment levels; changes in the availability of financing for homebuyers; changes in interest rates; changes in consumer confidence; changes in levels of new and existing homes for sale; changes in demographic trends; changes in housing demand; changes in home prices; elimination or reduction of the tax benefits associated with owning a home; litigation risks associated with home warranty and construction defect and other claims; and various other factors, both referenced and not referenced above, and included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from those described as anticipated, believed, estimated, expected, intended, planned or projected. Except as required by law, Shea Homes Limited Partnership and its subsidiaries neither intend nor assume any obligation to revise or update these forward-looking statements, which speak only as of their dates. Shea Homes Limited Partnership and its subsidiaries nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact: Andrew Parnes, CFO @ 909-594-0954 or andy.parnes@sheahomes.com

KEY OPERATIONAL AND FINANCIAL DATA

(dollars in thousands)

	At or For the Three Months Ended June 30,				At or For the Six Months Ended June 30,
	2014	2013	Change		2014	2013	Change
	(unaudited)	(unaudited)			(unaudited)	(unaudited)
Operating Data:
Revenues	$256,083	$217,310	18%		$436,198	$352,270	24%
Gross margin %	23.5%	22.3%	120	bp’s	24.1%	22.7%	140	bp’s
Homebuilding revenues (a) *	$255,950	$216,974	18%		$435,855	$351,813	24%
Homebuilding gross margin % (a) *	23.5%	22.2%	130	bp’s	24.0%	22.6%	140	bp’s
House revenues *	$250,722	$212,392	18%		$428,855	$343,878	25%
House gross margin *	$60,686	$47,818	27%		$104,134	$78,156	33%
House gross margin % *	24.2%	22.5%	170	bp’s	24.3%	22.7%	160	bp’s
Adjusted house gross margin % excluding interest in cost of sales *	30.8%	29.7%	110	bp’s	30.7%	29.9%	80	bp’s
SG&A expenses	$30,834	$26,926	15%		$57,878	$49,037	18%
SG&A % of total revenues	12.0%	12.4%	(40)	bp’s	13.3%	13.9%	(60)	bp’s
Net income attributable to Shea Homes	$28,707	$19,534	47%		$40,005	$26,372	52%
Adjusted EBITDA (b) *	$52,067	$38,031	37%		$81,524	$56,709	44%
Interest incurred	$17,051	$16,774	2%		$33,980	$33,542	1%
Interest capitalized to inventory	$16,087	$14,871	8%		$32,023	$27,949	15%
Interest capitalized to investments in joint ventures	$806	$506	59%		$1,681	$763	120%
Interest expense	$158	$1,397	-89%		$276	$4,830	-94%
Interest in cost of sales (c)	$17,064	$15,393	11%		$27,908	$24,904	12%

Other Data (d):
Home sales orders (units)	625	514	22%		1,158	1,033	12%
Homes closed (units)	435	460	-5%		788	762	3%
Average selling price	$576	$462	25%		$544	$451	21%
Average active selling communities	64	54	19%		62	56	11%
Home sales orders per community	9.8	9.5	3%		18.7	18.4	2%
Cancellation rate	14.9%	11.7%			13.8%	12.7%
Backlog at end of period (units)	1,219	1,182	3%
Backlog at end of period (estimated sales value)	$705,563	$564,253	25%
Lots owned or controlled (units)	20,189	19,302	5%
Homes under construction (units) (e)	1,191	1,043	14%

(a)	Homebuilding revenue and gross margin include house, land and other homebuilding activities.
(b)	See page 10 for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income.
(c)	As previously capitalized to house and land.
(d)	Represents consolidated activity only; excludes unconsolidated joint ventures.
(e)	Homes under construction includes completed homes.

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 9.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30,	December 31,
	2014	2013
	(unaudited)
Assets
Cash and cash equivalents	$83,408	$206,205
Restricted cash	837	1,189
Accounts and other receivables, net	151,341	147,499
Receivables from related parties, net	22,464	32,350
Inventory	1,175,126	1,013,272
Investments in unconsolidated joint ventures	53,029	47,748
Other assets, net	60,701	57,070

Total assets	$1,546,906	$1,505,333

Liabilities and equity
Liabilities:
Notes payable	$761,824	$751,708
Other liabilities	323,645	308,168

Total liabilities	1,085,469	1,059,876
Total equity	461,437	445,457

Total liabilities and equity	$1,546,906	$1,505,333

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$256,083	$217,310	$436,198	$352,270
Cost of sales	(195,810)	(168,884)	(331,068)	(272,308)

Gross margin	60,273	48,426	105,130	79,962
Selling, general and administrative expenses	(30,834)	(26,926)	(57,878)	(49,037)
Interest expense	(158)	(1,397)	(276)	(4,830)
Other income, net	2,246	(92)	3,524	694

Income before income taxes	31,527	20,011	50,500	26,789
Income tax expense	(2,824)	(479)	(10,502)	(420)

Net income	28,703	19,532	39,998	26,369
Less: Net loss attributable to non-controlling interests	4	2	7	3

Net income attributable to Shea Homes	$28,707	$19,534	$40,005	$26,372

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating activities
Net income	$28,703	$19,532	$39,998	$26,369
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss (gain) on reinsurance transaction	(829)	807	(2,174)	159
Depreciation and amortization expense	2,912	2,805	4,835	4,564
Distribution of earnings from unconsolidated joint ventures	4,170	6,000	5,300	6,000
Other operating activities, net	(2,218)	(984)	(3,499)	(619)
Changes in operating assets and liabilities:
Inventory	(36,867)	(113,858)	(155,791)	(158,601)
Payables and other liabilities	(15,364)	6,910	(4,622)	9,789
Other operating assets	1,006	(1,415)	(5,196)	4,173

Net cash provided by (used in) operating activities	(18,487)	(80,203)	(121,149)	(108,166)

Investing activities
Proceeds from sale of investments	18	9	104	3,078
Net proceeds from promissory notes from related parties	(2,372)	46	8,089	431
Investments in unconsolidated joint ventures, net	(625)	(12,822)	(5,077)	(16,350)
Other investing activities, net	99	—	99	—

Net cash provided by (used in) investing activities	(2,880)	(12,767)	3,215	(12,841)

Financing activities
Net decrease in notes payable	—	(511)	(1,423)	(752)
Contributions from owners	—	—	945	—
Distributions to owners	—	—	(4,385)	—

Net cash provided by (used in) financing activities	—	(511)	(4,863)	(752)

Net increase (decrease) in cash and cash equivalents	(21,367)	(93,481)	(122,797)	(121,759)
Cash and cash equivalents at beginning of period	104,775	251,478	206,205	279,756

Cash and cash equivalents at end of period	$83,408	$157,997	$83,408	$157,997

SEGMENT OPERATING DATA

(dollars in thousands)

(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2014		2013		2014		2013
	Homes Closed	Avg. Selling Price	Homes Closed	Avg. Selling Price	Homes Closed	Avg. Selling Price	Homes Closed	Avg. Selling Price
Homes closed:
Southern California	106	$907	80	$702	165	$861	131	$718
San Diego	54	524	68	461	88	514	91	450
Northern California	70	648	116	459	166	622	177	456
Mountain West	75	491	78	457	117	472	131	435
South West	130	339	109	312	252	330	217	311
East	—	—	9	218	—	—	15	235

Total consolidated	435	$576	460	$462	788	$544	762	$451

Southern California	33	$385	21	$282	50	$378	36	$280
Northern California	13	515	4	558	22	511	9	545
Mountain West	9	419	10	400	23	423	13	411
East	18	270	16	251	31	272	20	250

Total unconsolidated joint ventures	73	$384	51	$317	126	$383	78	$325

Total	508	$549	511	$447	914	$522	840	$440

	Three Months Ended June 30,				Six Months Ended June 30,
	2014		2013		2014		2013
	Home Sales Orders	Avg. Active Selling Communities	Home Sales Orders	Avg. Active Selling Communities	Home Sales Orders	Avg. Active Selling Communities	Home Sales Orders	Avg. Active Selling Communities
Home sales orders:
Southern California	148	11	50	5	306	10	104	5
San Diego	104	9	74	6	151	8	165	7
Northern California	100	14	101	13	219	14	221	13
Mountain West	126	12	122	15	238	12	234	15
South West	134	17	163	14	231	17	303	15
East	13	1	4	1	13	1	6	1

Total consolidated	625	64	514	54	1,158	62	1,033	56

Southern California	39	4	5	1	75	5	13	2
Northern California	15	4	14	5	29	4	22	3
Mountain West	22	5	20	5	40	5	34	5
East	39	2	26	2	66	2	42	2

Total unconsolidated joint ventures	115	15	65	13	210	16	111	12

Total	740	79	579	67	1,368	78	1,144	68

SEGMENT OPERATING DATA (continued)

(unaudited)

	June 30,
	2014		2013
	Backlog Units	Backlog Sales Value	Backlog Units	Backlog Sales Value
Backlog:
Southern California	301	$234,694	96	$84,130
San Diego	163	97,318	181	87,566
Northern California	197	141,335	285	152,499
Mountain West	328	156,278	315	144,441
South West	217	72,261	298	93,290
East	13	3,677	7	2,327

Total consolidated	1,219	$705,563	1,182	$564,253

Southern California	51	$22,264	4	$1,310
Northern California	30	17,283	23	10,873
Mountain West	40	14,991	32	10,751
East	85	25,352	58	15,024

Total unconsolidated joint ventures	206	$79,890	117	$37,958

Total	1,425	$785,453	1,299	$602,211

	June 30,
	2014	2013
Lots owned or controlled:
Southern California	1,643	2,030
San Diego	555	699
Northern California	4,058	3,099
Mountain West	9,850	10,180
South West	2,137	3,284
East	1,946	10

Total consolidated	20,189	19,302
Unconsolidated joint ventures	3,902	3,745

Total	24,091	23,047

Lots by ownership type:
Owned for homebuilding	7,444	6,413
Owned and held for sale	3,378	3,269
Optioned or subject to contract for homebuilding	6,333	6,586
Optioned or subject to contract held for sale	3,034	3,034
Joint venture	3,902	3,745

Total	24,091	23,047

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands)

(unaudited)

In this earnings release, we utilize certain financial measures that, in each case, are not recognized under GAAP. We present these measures because we believe they and similar measures are useful to investors in evaluating a company’s operating performance and financing structure and, in certain cases, because they could be used to determine compliance with contractual covenants or as one measure of the Company’s ability to service debt and obtain financing. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with GAAP, they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles revenues, cost of sales and gross margins, as reported and prepared in accordance with GAAP, to the non-GAAP measures house revenues, house cost of sales, house gross margin and house gross margin percentage, which exclude land sales and other transactions, and to adjusted house revenues, adjusted house cost of sales, adjusted house gross margin and adjusted house gross margin percentage, which add back interest in cost of sales.

	Three Months Ended June 30, 2014				Three Months Ended June 30, 2013
	Revenue	Cost of Sales	Gross Margin $	Gross Margin %	Revenue	Cost of Sales	Gross Margin $	Gross Margin %
Total	$256,083	$(195,810)	$60,273	23.5%	$217,310	$(168,884)	$48,426	22.3%
Less: Other	(133)	—	(133)	—	(336)	—	(336)	—

Homebuilding	255,950	(195,810)	60,140	23.5%	216,974	(168,884)	48,090	22.2%
Less: Land	(4,380)	3,287	(1,093)	25.0%	(4,213)	2,743	(1,470)	34.9%
Less: Other homebuilding	(848)	2,487	1,639	—	(369)	1,567	1,198	—

House	$250,722	$(190,036)	$60,686	24.2%	$212,392	$(164,574)	$47,818	22.5%

Add: Interest in house cost of sales (a)	—	16,650	16,650	—	—	15,249	15,249	—

Adjusted house excluding interest in cost of sales	$250,722	$(173,386)	$77,336	30.8%	$212,392	$(149,325)	$63,067	29.7%

	Six Months Ended June 30, 2014				Six Months Ended June 30, 2013
	Revenue	Cost of Sales	Gross Margin $	Gross Margin %	Revenue	Cost of Sales	Gross Margin $	Gross Margin %
Total	$436,198	$(331,068)	$105,130	24.1%	$352,270	$(272,308)	$79,962	22.7%
Less: Other	(343)	—	(343)	—	(457)	—	(457)	—

Homebuilding	435,855	(331,068)	104,787	24.0%	351,813	(272,308)	79,505	22.6%
Less: Land	(4,938)	3,342	(1,596)	32.3%	(7,141)	3,254	(3,887)	54.4%
Less: Other homebuilding	(2,062)	3,005	943	—	(794)	3,332	2,538	—

House	$428,855	$(324,721)	$104,134	24.3%	$343,878	$(265,722)	$78,156	22.7%

Add: Interest in house cost of sales (a)	—	27,422	27,422	—	—	24,714	24,714	—

Adjusted house excluding interest in cost of sales	$428,855	$(297,299)	$131,556	30.7%	$343,878	$(241,008)	$102,870	29.9%

(a)	Interest incurred is generally capitalized to inventory, then expensed in cost of sales as related units close.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(in thousands)

(unaudited)

The following table calculates the non-GAAP measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income as reported and prepared in accordance with GAAP. Adjusted EBITDA means net income, plus distributions of earnings from joint ventures and non-guarantor subsidiaries, before (a) income taxes, (b) depreciation and amortization, (c) expensing of previously capitalized interest included in costs of sales and in equity in income (loss) from joint ventures, (d) interest expense, (e) impairment charges and project write-offs and abandonments, (f) realized gain on sale of investments, (g) deferred (gain) loss recognition from the amortization of deferred gain resulting from a series of novation and reinsurance transactions entered into by Partners Insurance Company, a wholly-owned subsidiary (“PIC Transaction”), and (h) income (loss) from joint ventures and non-guarantor subsidiaries. Other companies may calculate Adjusted EBITDA (or similarly titled measures) differently.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income	$28,703	$19,532	$39,998	$26,369
Adjustments:

Income tax expense (benefit)	2,824	479	10,502	420
Depreciation and amortization expense	2,912	2,805	4,835	4,564
Interest in cost of sales	17,064	15,393	27,908	24,904
Interest in equity in income (loss) from joint ventures	124	328	391	585
Interest expense	158	1,397	276	4,830

EBITDA	51,785	39,934	83,910	61,672

Adjustments:
Project write-offs and abandonments	113	81	470	193
Realized gain on sale of investments	—	—	—	(10)
Deferred loss (gain) recognition from PIC Transaction	(829)	807	(2,174)	159
Loss (income) from joint ventures and non-guarantor subsidiaries	(3,494)	(3,158)	(5,177)	(5,673)
Distributions of earnings from joint ventures and non-guarantor subsidiaries	4,482	367	4,482	367
Other	10	—	13	1

Adjusted EBITDA	$52,067	$38,031	$81,524	$56,709